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                                                                    Exhibit 5.01

                                RAYMOND L. RIDGE
                        3901 MacArthur Blvd., Suite 200
                        Newport Beach, California 92660
                                 (714) 252-5434
                              (714) 445-5350 (Fax)

                                April 17, 1996


AmeriQuest Technologies, Inc.
3 Imperial Promenade, Ste. 300
Santa Ana, California 92707

Gentlemen:

          I am furnishing this opinion to you to be filed as Exhibit 5.01 to a Registration Statement on Form S-3 (the "Registration Statement") of AmeriQuest Technologies, Inc. (the "Company) to be filed with the Securities and Exchange Commission. The Registration Statement relates to the proposed resale of up to 3,074,287 shares of Common Stock issued to certain holders (the "Selling Shareholders") of the Company's common stock. All shares subject of the Registration Statement are hereinafter referred to as the "Shares."

          I am familiar with the proceedings taken by the Company in connection with the issuance of the Shares to the Selling Shareholders and the filing of the Registration Statement.

          Upon the basis of the foregoing and such investigations as I have deemed necessary in connection with this opinion I am of the opinion that the Shares to be resold by the Selling Shareholders have been legally issued, and are fully-paid and nonassessable.

          I hereby consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement, and to the reference to me under the caption "Legal Matters" in the Registration Statement.

                                Very truly yours,



                                /s/ RAYMOND L. RIDGE
                                ----------------------
                                Raymond L. Ridge